EXHIBIT 99.1

Company Contact:

Michael Anthofer

EVP and CFO

408-321-6711

Moriah Shilton

Investor Relations

408-321-6713

Judy Erkanat

Media Relations

408-321-6751

TESSERA APPOINTS ANTHONY TETHER TO BOARD OF DIRECTORS

SAN JOSE, Calif. - Aug. 12, 2011 - Tessera Technologies, Inc. (Nasdaq: TSRA) announced today that Anthony "Tony" J. Tether, Ph.D. was appointed to the company's board of directors, effective Aug. 10, 2011. Tether is currently CEO of The Sequoia Group (TSG), a consulting firm that provides program management and strategy development services to government and industry. Tether is the former Director of the Defense Advanced Research Projects Agency (DARPA). DARPA is the principal agency within the United States Department of Defense (DOD) for research, development, and demonstration of concepts, devices, and systems that provide highly advanced new technology capabilities. Tether's addition to the Tessera Technologies board increases the number of directors from five to six.

"We are honored to have Tony join our board of directors," said Robert A. Young, chief executive officer and president, Tessera Technologies, Inc. "He brings to Tessera Technologies more than 40 years of industrial and government experience and an expansive contact network. His unique background and broad expertise will be of great benefit to the long-term growth of Tessera Technologies."

Tether was the Director of DARPA from 2001 to 2009, where he managed the agency's projects for high payoff, innovative research and development. During his tenure, Tether oversaw the development of more than $20 billion of new technological capabilities ranging from technology development in new semi-conductor components and computer architectures to new system level technology, all of which significantly enhanced both US military and economic security.

Prior to joining DARPA, Tether founded and was CEO and president of TSG. Prior to TSG, Tether was CEO of Dynamics Technology, Inc. and also served as vice president and general manager at Science Applications International Corporation's Advanced Technology Sector. Before this, he was vice president for Technology and Advanced Development at Ford Aerospace Corp. after holding several directorial positions at the DOD from 1978 to 1986.

"I am very excited to join Tessera Technologies as I believe its technology and intellectual property in both semiconductors and digital optics are world class," said Tether. "I look forward to working with the company and its management team and helping to continue its success and growth."

Tether sits on the board of directors and has seats on the technical advisory boards of several private companies.

Tether has served on U.S. Army, Navy and Defense Science boards, and on the Office of National Drug Control Policy Research and Development Committee. He has been honored with three medals from the U.S. Central Intelligence and Defense departments, and is a distinguished fellow with the Council on Competitiveness in Washington D.C.

Tether holds a Ph.D. and M.S. in Electrical Engineering from Stanford University, and a Bachelors in Electrical Engineering from Rensselaer Polytechnic Institute in Troy, N.Y.

Safe Harbor Statement
This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the appointment of Anthony J. Tether to the board of directors of Tessera Technologies, Inc. and the impact of his appointment on the company. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2010, and Form 10-Q for the quarter ended June 30, 2011, include more information about factors that could affect the company's financial results. Tessera assumes no obligation to update information contained in this press release. Although this release may remain available on Tessera's website or elsewhere, its continued availability does not indicate that Tessera is reaffirming or confirming any of the information contained herein.

About Tessera

Tessera Technologies, Inc., headquartered in San Jose, California, develops, invests in, licenses and delivers innovative miniaturization technologies and products for wireless and computing products. More than 65% of Tessera's employees are dedicated technologists or inventors.  The company's micro-electronics solutions enable smaller, higher-functionality devices through chip-scale and wafer-level packaging, silicon-level interconnect and 3-D packaging, as well as silent air cooling technology. Tessera's imaging and optics solutions provide cost-effective, high-quality camera functionality in consumer electronic products through technologies that include Extended Depth of Field (EDoF), zoom and MEMS-based auto-focus. The company also offers custom micro-optics for semiconductor lithography, communications, medical, industrial and other applications. For information call 1.408.321.6000 or go to www.tessera.com.

Tessera and the Tessera logo are trademarks or registered trademarks of Tessera, Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

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